Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
August 20, 2015	TRADED: Nasdaq

LANCASTER COLONY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
COLUMBUS, Ohio, Aug. 20 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the fourth quarter and fiscal year ended June 30, 2015. All financial results of the company's Glassware and Candles segment have been reclassified as discontinued operations due to the sale of effectively all of the net operating assets of that segment on January 30, 2014.
Fourth Quarter Highlights

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Net sales increased 7.3% to $277.7 million versus $258.8 million last year. Excluding $11.5 million in net sales from the Flatout® flatbread business acquired in mid-March 2015, net sales increased 2.9%.

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Sales growth was driven by another strong quarter for foodservice, with both national chain restaurants and foodservice distributors contributing. Excluding Flatout, retail volumes were off modestly as last year's fourth quarter included Easter holiday sales.

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Operating income increased $6.5 million to $38.8 million on the higher sales volume and reduced spending on both retail trade promotion and new product introductory costs. Consumer promotion expense also declined as this year's earlier Easter holiday shifted these associated costs to our fiscal third quarter. Fourth quarter operating income was dampened by a less favorable sales mix and higher egg costs resulting from the avian influenza outbreak in the U.S.

•	Income from continuing operations was $25.6 million compared to $20.9 million last year. Earnings per diluted share from continuing operations were $.93 versus $.76 a year ago.

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Fourth quarter net income also totaled $25.6 million or $.93 per diluted share as there was no impact from discontinued operations. In the prior-year quarter, inclusive of a positive $0.4 million or $.02 per share from discontinued operations due to favorable tax adjustments, net income totaled $21.3 million or $.78 per share.

Fiscal Year Highlights

•	Net sales increased 6.1% to $1,105 million versus $1,041 million last year. Excluding $13.4 million in net sales contributed by Flatout, net sales increased 4.8%.

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Operating income increased $1.1 million to $154.9 million on the higher sales volume and lower material costs. Operating margins were down 75 basis points compared to the prior year due to the impact of dressing production capacity constraints and higher freight costs, particularly in the first half of the fiscal year, along with lower pricing in the foodservice channel and over $1 million in transaction costs and transitional expenses related to the Flatout acquisition.

•	Income from continuing operations totaled $101.7 million compared to $101.0 million a year ago while earnings per diluted share from continuing operations were $3.72 versus $3.69 last year.

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Net income for the year was $101.7 million or $3.72 per diluted share as there was no impact from discontinued operations in the current year. After accounting for the loss from discontinued operations of $26.0 million or $.95 per share, prior year net income totaled $75.0 million or $2.74 per diluted share including a pre-tax loss of approximately $44 million on the sale of the company's candle operations.

•	The quarterly cash dividend was increased for the 52nd consecutive year.

•	The balance sheet remained strong, with no debt outstanding and over $182 million in cash and equivalents as of June 30.
Fiscal 2015 Commentary
Chairman and CEO John B. Gerlach, Jr. said, “We were pleased to finish the fiscal year with higher fourth quarter net sales and improved operating margins. The completion of our dressing capacity expansion project midway through our fiscal year and the acquisition of the Flatout flatbread business in our third quarter were notable investments as we look towards future growth opportunities. Our focus on product innovation, consumer trends and customer service led to gains in both our retail and foodservice channels this past year, lifting our Specialty Foods segment to another year of record sales.”
Fiscal 2016 Commentary
Mr. Gerlach added, “We enter the coming year with retail sales expected to benefit from the recently acquired Flatout business, including contributions from the new ProteinUPTM line of high protein flatbread wraps, and continued strong and expanding relationships with our foodservice customers. We believe our fiscal 2016 earnings will be influenced by the impact of the avian influenza outbreak on egg prices, the success of our continued investment in product innovation, the integration and growth of our Flatout business, and the level of efficiency gains ultimately realized from our dressing capacity expansion project and other cost-saving initiatives.”
Conference Call on the Web
The company’s fourth quarter and fiscal year-end conference call is scheduled for this morning, August 20, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice markets.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and
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perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	fluctuations in the cost and availability of egg-based ingredients;

•	fluctuations in the cost and availability of other raw materials and packaging;

•	the reaction of customers or consumers to the effect of price increases we may implement;

•	the potential for loss of larger programs or key customer relationships;

•	the effect of consolidation of customers within key market channels;

•	price and product competition;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	maintenance of competitive position with respect to other manufacturers;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	dependence on contract manufacturers;

•	efficiencies in plant operations;

•	stability of labor relations;

•	the outcome of any litigation or arbitration;

•	the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs;

•	the ability to successfully integrate and grow the Flatout business;

•	the extent to which future business acquisitions are completed and acceptably integrated;

•	dependence on key personnel;

•	changes in financial markets;

•	access to any required financing;

•	changes in estimates in critical accounting judgments; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (b)
(In thousands except per-share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014
Net sales	$277,716	$258,808	$1,104,514	$1,041,075
Cost of sales	212,726	200,942	846,822	792,507
Gross margin	64,990	57,866	257,692	248,568
Selling, general & administrative expenses	26,157	25,550	102,831	94,801
Operating income	38,833	32,316	154,861	153,767
Interest income and other – net	(132)	(160)	(309)	(488)
Income from continuing operations before income taxes	38,701	32,156	154,552	153,279
Taxes based on income	13,133	11,255	52,866	52,293
Income from continuing operations	25,568	20,901	101,686	100,986
Discontinued operations, net of tax:
(Loss) income from discontinued operations	—	(117)	—	3,058
Income (loss) on sale of discontinued operations	—	543	—	(29,058)
Total discontinued operations	—	426	—	(26,000)
Net income	$25,568	$21,327	$101,686	$74,986

Net income (loss) per common share:(a)
Continuing operations - basic	$0.93	$0.76	$3.72	$3.70
Continuing operations - diluted	$0.93	$0.76	$3.72	$3.69

Discontinued operations - basic and diluted	$—	$0.02	$—	$(0.95)

Net income - basic	$0.93	$0.78	$3.72	$2.75
Net income - diluted	$0.93	$0.78	$3.72	$2.74

Cash dividends per common share	$0.46	$0.44	$1.82	$1.72

Weighted average common shares outstanding:
Basic	27,316	27,282	27,300	27,264
Diluted	27,340	27,322	27,327	27,308

(a)Based on the weighted average number of shares outstanding during each period.
(b)All glassware and candles operations have been reflected as discontinued in the prior-year periods.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited) (b)
(In thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014

NET SALES - Specialty Foods	$277,716	$258,808	$1,104,514	$1,041,075

OPERATING INCOME
Specialty Foods	$42,186	$35,019	$167,095	$165,383
Corporate expenses	(3,353)	(2,703)	(12,234)	(11,616)
Total Operating Income	$38,833	$32,316	$154,861	$153,767

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2015	June 30, 2014
ASSETS
Current assets:
Cash and equivalents	$182,202	$211,539
Receivables – net of allowance for doubtful accounts	62,437	57,808
Inventories	77,899	74,516
Deferred income taxes and other current assets	20,460	23,428
Total current assets	342,998	367,291
Net property, plant and equipment	172,311	168,674
Other assets	199,635	102,665
Total assets	$714,944	$638,630

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,823	$37,907
Accrued liabilities	35,821	31,165
Total current liabilities	74,644	69,072
Other noncurrent liabilities and deferred income taxes	59,382	40,961
Shareholders’ equity	580,918	528,597
Total liabilities and shareholders’ equity	$714,944	$638,630
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